EXHIBIT 99.21

PURCHASE AGREEMENT
PURCHASE AGREEMENT, dated May 6, 2020 (this “Agreement”), by and among the seller listed on the signature pages hereto, as seller (the “Seller”), and TJMT Holdings LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).
WHEREAS, the Seller holds 216,680 common units (the “Units”) in Virtu Financial LLC (the “Company”) and Class C shares of common stock (the “Shares” and together with the common units, the “Paired Shares” and each single Unit and Share together a “Paired Share”) in Virtu Financial, Inc. (the “Parent”); and
WHEREAS, the Seller wishes to sell and convey to the Purchaser and the Purchaser wishes to purchase from the Seller the Paired Shares.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
1.1          Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:
“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 15, 2015, as amended from time to time, by and among the Company, the Parent, the Purchaser and the other Members (as defined therein).
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock (as defined below) is then listed or quoted on a public trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a public trading market, the volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Buyer and reasonably acceptable to the Seller.
ARTICLE 2

SALE OF SHARES
2.1          Purchase and Sale.  Subject to the terms herein set forth, at the Closing, the Seller agrees to sell, convey, assign and transfer to the Purchaser the Paired Shares, together with all of Sellers rights associated with such Paired Shares, including but not limited to any rights of payment or other rights under that certain Tax Receivable Agreement (as defined in the LLC Agreement) in respect of the Paired Shares and any rights to participate in any distributions or any other rights under the LLC Agreement, and the Purchaser agrees to purchase such Paired Shares and acquire such associated rights from such Seller at a per Paired Share purchase price to be agreed at or prior to Closing (the “Per Share Purchase Price”), which amount shall not be less than the average of the VWAP for shares of class A common stock (the “Class A Common Stock”) of the Parent for the ten (10) trading days following the date on which the Company publicly announces its earnings results for the first quarter of 2020 (which public announcement is currently scheduled to occur on May 7, 2020).
2.2          Closing.
(a)          The closing of the sale and purchase of the Paired Shares contemplated hereby (the “Closing”) shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019.
(b)          At the Closing, (i) the Purchaser shall deliver to the Seller the Per Share Purchase Price times the number of Paired Shares, by wire transfer of immediately available funds to a bank account designated in writing by such Seller, and (ii) the Seller shall deliver to the Purchaser a duly endorsed instrument of assignment with respect to the Paired Shares being sold at the Closing in substantially the form attached hereto as Exhibit A (a “Paired Shares Assignment Agreement”).

2.3          Conditions to Closing.
(a)          The obligations of the Purchaser to be performed at the Closing shall be subject to the condition that the representations and warranties set forth in Article 3 shall be true and correct as of the Closing as if then made.
(b)          The obligations of the Seller to be performed at the Closing shall be subject to the condition that the representations and warranties of Purchaser set forth in Article 4 shall be true and correct as of the Closing as if then made.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents, warrants, and agrees, as of the date hereof as follows:
3.1          Capacity; Authority; Execution and Delivery; Enforceability.  The Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Seller has duly executed and delivered this Agreement (and will duly execute and deliver a Paired Shares Assignment Agreement), and, assuming due execution and delivery by the Purchaser, each such agreement constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
3.2          Title.  The Seller owns beneficially and of record and has full power and authority to convey, free and clear of any Liens, the Paired Shares to be sold to the Purchaser pursuant to Section 2.1 subject to any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States.  Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Paired Shares, upon the Seller’s receipt of the applicable purchase price and the transfer of the Paired Shares at the Closing, good, valid and marketable title to the Paired Shares will pass to the Purchaser, free and clear of any Liens.
3.3          No Conflicts.  Neither the execution nor the delivery of this Agreement (and the Paired Shares Assignment Agreement) nor the consummation of the transactions contemplated hereby will (i) result in any breach of or constitute a default under any term of any material agreement, mortgage, indenture, license, permit, lease, or other instrument, or (ii) conflict with or result in a violation of any judgment, decree, order, law, or regulation by which the Seller is bound.
3.4          Non-Reliance. The Seller acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties
3.5          Sophistication; Access to Information; Waiver.  The Seller is financially sophisticated and is aware that the Purchaser may possess information which it has not disclosed, which the Seller does not possess.  The Seller is entering into this Agreement and the transactions contemplated hereby regardless of any such potential disparity in information and hereby waives any claims or potential claims against the Purchaser and the Company related to such information disparity. The Seller understands the effect of the foregoing waiver and elects to proceed with entry into this Agreement and execution of the transaction contemplated hereby or other statements whatsoever, whether written or oral (from or by the Purchaser or the Company or any person acting on its behalf) other than those expressly set out in this Agreement and it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser makes the following representations and warranties for the benefit of the Seller as of the date hereof:
4.1          Organization, Standing and Power.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
4.2          Authority; Execution and Delivery; Enforceability.  The Purchaser has the full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no other proceedings on the part of the Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  The Purchaser has duly executed and delivered this Agreement, and, assuming due execution and delivery by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
4.3          No Conflicts.  Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any breach of or constitute a default under any term of any material agreement, mortgage, indenture, license, permit, lease, or other instrument or (ii) conflict with or result in a violation of any judgment, decree, order, law or regulation by which the Purchaser is bound.
ARTICLE 5

MISCELLANEOUS
5.1          Notices.  All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail, as follows:

(a)	If to a Seller, to the address previously provided to the Purchaser in writing.

(b)
If to the Purchaser, to:

TJMT Holdings LLC
c/o Virtu Financial, Inc.
165 Broadway
New York, NY 10006
Telephone:  (212) 418-0100
Email: legal@virtu.com
Attention:  General Counsel

With a copy to (which shall not constitute actual or constructive notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Telephone:  (212) 373-3000
Facsimile:  (212) 757-3990
Attention:  John C. Kennedy, Esq.

Any party may by notice given in accordance with this Section 5.1 designate another address or person for receipt of notices hereunder.
5.2          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.  No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto.
5.3          Amendment and Waiver.
(a)          No failure or delay on the part of the Sellers or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Sellers or the Purchaser at law, in equity or otherwise.
(b)          Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Sellers and the Purchaser.

5.4          Counterparts.  This Agreement may be executed in any number of counterparts and in separate counterparts, all of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.
5.5          Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
5.6          Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby shall be brought in the Delaware chancery court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
5.7          Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
5.8          Entire Agreement.  This Agreement, together with the exhibits hereto, are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
5.9          Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

5.10          Acknowledgment.  Each Seller does hereby acknowledge and agree that such Seller shall be provided a copy of this Agreement which may be redacted with respect to the identity of the other Sellers and the “Selling Percentages” set forth on the signature pages hereto applicable to such other Sellers.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.
SELLER

/s/ Anthony Manganiello
Name:	Anthony Manganiello

[Signature Page to Purchase Agreement]

TJMT HOLDINGS LLC, as Purchaser

By:	/s/ Michael Viola
Name: Michael Viola
Title: Authorized Person

[Signature Page to Purchase Agreement]

ACKNOLWEDGED AND CONSENTED TO:

VIRTU FINANCIAL, INC., as Managing Member of the Company

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

ANNEX A
ASSIGNMENT AGREEMENT
ASSIGNMENT AGREEMENT (this “Agreement”), dated as of May [__], 2020, by and among the seller listed on the signature pages hereto (the “Seller”) and TJMT Holdings LLC, a Delaware corporation (the “Purchaser”).  Each capitalized term used herein without definition shall have the meaning assigned to it in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, the Purchaser and the Sellers have entered into a Purchase Agreement, dated as of May 6, 2020 (the “Purchase Agreement”), pursuant to which each Seller agreed to sell, assign, convey and transfer the Paired Shares to the Purchaser; and
WHEREAS, the Purchaser has agreed to purchase such Paired Shares from the Seller pursuant to the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.          Transfer.  Each Seller hereby sells, assigns, conveys and transfers to the Purchaser the number of Paired Shares reflected in the Purchase Agreement together with any and all rights associated therewith, as described in the Purchase Agreement.
2.          Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby shall be brought in the Delaware chancery court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
3.          Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
4.          Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

5.          Counterparts.  This Agreement may be executed in any number of counterparts and in separate counterparts, all of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties to this Agreement as of the date first written above.
SELLER

Name:	Anthony Manganiello

TJMT HOLDINGS LLC, as Purchaser

By:
Name:
Title:

[Signature Page to Assignment Agreement]